Exhibit 2.6
LISTINGS LICENSE AGREEMENT
     This Listing License Agreement (this “Agreement”) is entered into as of March 31, 2008, but shall not be effective until the Effective Time (as defined in the Publishing Agreement (as defined below)), among Idearc Media Corp. (“Idearc”), Northern New England Spinco Inc. (“Spinco”), Northern New England Telephone Operations LLC (“Telco”) and Telephone Operating Company of Vermont LLC (“VT LLC” and together with Telco, the “TOCs”).
     WHEREAS, the TOCs are in the business of offering and providing local telephone service in certain areas, and have certain listing information with respect to telephone subscribers in such areas;
     WHEREAS, Idearc is in the business of publishing telephone, yellow page and internet directories;
     WHEREAS, concurrently herewith, the TOCs and Idearc are entering into a Publishing Agreement (the “Publishing Agreement”) pursuant to which Idearc shall publish certain telephone directories, yellow page directories and related publications on behalf of the TOCs (the “Directories”); and
     WHEREAS, pursuant to the terms of this Agreement, Idearc desires to license such listing information to enable Idearc to publish its directories, including without limitation, the Directories, and the TOCs are willing to grant such license to Idearc.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and in the Publishing Agreement, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms as used herein have the following meanings.
          1.1 “Bankruptcy”, with respect to any party to this Agreement, shall be deemed to have occurred (i) if any proceedings are initiated by or against it under any law relating to the relief or reorganization of debtors, which in the case of an involuntary proceeding is not dismissed within one hundred twenty (120) days after filing, or (ii) upon the appointment of any receiver or trustee to take possession of its properties, any assignment for the benefit of its creditors, or any other similar action by or on behalf of its creditors that is not vacated or stayed within ninety (90) days of such appointment or action.
          1.2 “Listing Information” means the TOCs’ data, as modified from time to time, containing the listed name, address, telephone number, and, if available, yellow pages heading assigned at the time of initiation of telephone service (as well as additional information, including service address, that is made available by the TOCs) for the TOCs subscribers and for subscribers of Other Telecommunications Providers that the TOCs are authorized to license.

          1.3 “Listing Information Products” means the products offered by the TOCs as described on Exhibit A, and as modified by the TOCs from time to time.
          1.4 “Non-Listed Subscribers” means subscribers of the TOCs and of Other Telecommunications Providers that the TOCs are authorized to license who have indicated to the TOCs and Other Telecommunications Providers that their listing information is not to be published in any telephone directory and/or shall not be listed in the TOCs’ directory assistance records.
          1.5 “Other Telecommunications Providers” means providers or resellers of intraLata local exchange services.
          1.6 “Term” means the term of this Agreement as provided in Section 8 hereof.
ARTICLE 2
GRANT OF LICENSE
          2.1 License Grant. The TOCs hereby grant to Idearc a worldwide, nonexclusive license, without the right to grant sublicenses, to: (a) use, store, copy, display, enhance and modify the Listing Information, append other information to the Listing Information and distribute and transmit the Listing Information, in each case, other than Non-Listed Subscribers, solely for the purpose of publishing and distributing directories in any format, including print and electronic formats, and for soliciting advertising and listings for such directories. In addition, Idearc may provide a copy of the Listing Information, other than Non-Listed Subscribers, to its affiliates and contractors for the purpose of testing, developing, and publishing such directories. Notwithstanding anything to the contrary, (a) the foregoing license is granted without limit as to the number of times that the Listing Information can be used by Idearc; and (b) Idearc shall be entitled to make unlimited distribution of the directories that it publishes.
          2.2 Non-Listed Information. The license granted hereunder for Non-Listed Subscriber information is only to help ensure that Non-Listed Subscriber information is not published in any directory or used for any other purpose.
          2.3 Limitations. In no event may the Listing Information be used for any purpose except as expressly set forth herein, including, but not limited to, for any voice or automated voice directory assistance product or service, without the TOCs’ prior written consent. Idearc shall have no right to sell or sublicense Listing Information received pursuant to this Agreement to any third party without the prior written consent of the TOCs.
          2.4 No Exclusivity. Nothing in this Agreement shall be construed as granting Idearc any exclusive right to the Listing Information, and the TOCs are free at any time to grant similar licenses to others under terms and conditions as the TOCs, in their sole discretion, may determine.

ARTICLE 3
LISTING INFORMATION PRODUCTS
          3.1 Product Ordering. Idearc shall order all Listing Information Products from the TOCs using the request form provided by the TOCs. Upon receiving a properly completed request form, the TOCs shall furnish to Idearc the Listing Information Products indicated on such form by the date requested on such form, provided that, the TOCs must receive requests at least thirty (30) days prior to the date Idearc desires to receive the Listing Information Products. Idearc must make requests for changes in the Listing Information Products being received by Idearc on a properly completed request form delivered to the TOCs at least thirty (30) days prior to the desired date of the change.
          3.2 Order Details. Idearc must make requests for Listing Information by NPA/NXX combination or other geographic location identifier agreeable to the TOCs. Idearc may request selected Listing Information, to the extent reasonably available to the TOCs (e.g., business only, residential only, government only, new installations or any combination thereof). The TOCs will use reasonable efforts to accommodate requests that the Listing Information provided exclude certain listings, such as data or fax line listings, when feasible.
          3.3 System and Product Changes. The TOCs may make changes to the Listing Information Products in their sole discretion; and will use good faith efforts to provide Idearc one hundred eighty (180) days prior notice of any such change, but shall in any event provide a minimum of ninety (90) days notice. The TOCs will provide Idearc with advance notification of service order change initiatives, changes to list management systems and listings handling procedures, and systems functionality changes and initiatives affecting listings. The TOCs will use good faith efforts to provide one hundred eighty (180) days prior notice to Idearc of any such change, but shall in any event provide a minimum of ninety (90) days advance notification of any such changes that may affect Idearc’s handling or use of the Listing Information and a reasonable amount of advance notification of all other such changes. The TOCs will designate a representative qualified in service order activity, listings management systems and listings handling procedures to collaborate with Idearc on issues and requirements relating to such initiatives and changes.
          3.4 Directory Copies. Idearc will furnish to the TOCs three (3) copies of each edition of each printed, CD-ROM and other format Directory published by Idearc within thirty (30) days of publication.
ARTICLE 4
LICENSE FEES AND TAXES
          4.1 License Fees. Idearc will pay to the TOCs the license fees listed on Exhibit B. The TOCs will render invoices as indicated on Exhibit B. The TOCs reserve the right to change the fees set forth on Exhibit B at any time during the Term on ninety (90) days advance notice to Idearc.
          4.2 Payment. Invoices will be due and payable to the TOCs thirty (30) days after receipt by Idearc. On any amounts not paid by Idearc within such thirty (30) day period and which are not the subject of a bona fide dispute, the TOCs may charge interest at a rate not to exceed 18% per annum or the highest rate permitted by law, whichever is lower.
          4.3 Disputes Regarding Invoices. In the event that Idearc in good faith disputes an invoice submitted by the TOCs, Idearc may withhold payment of any amount subject to the dispute; provided, however, that (i) Idearc shall continue to pay all undisputed amounts in accordance with the terms hereof, and (ii) the TOCs shall continue to perform their obligations hereunder. In the event of a dispute regarding the amount of any invoice, the parties shall use all reasonable efforts to resolve such dispute within thirty (30) days after Idearc provides written notification of such dispute to the TOCs. Each party shall provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after written notification of the dispute.
ARTICLE 5
PROPRIETARY RIGHTS; CONFIDENTIALITY
          5.1 Ownership. As between Idearc and the TOCs, all copyrights and other intellectual property rights in the Listing Information shall be the sole and exclusive property of the TOCs. As between Idearc and the TOCs, all copyrights and other intellectual property rights in (i) any derivative works of the Listing Information made by Idearc; and (ii) any data Idearc appends to the Listing Information shall be the sole and exclusive property of Idearc.
          5.2 Third Party Use. Idearc will not permit anyone other than its duly authorized employees and agents to inspect or use the Listing Information. Idearc agrees to use commercially reasonable security measures to prevent bulk copying or downloading of the Listing Information by unauthorized third parties and to prevent any other unauthorized use of the Listing Information. Any unauthorized use or disclosure of the Listing Information by Idearc shall be deemed to be a material breach of the Agreement.
          5.3 Legal Requirements. Idearc will adhere to all legal requirements with respect to the privacy and security of the Listing Information. Idearc shall also adhere to all regulatory requirements with respect to the privacy and security of the Listing Information of which the TOCs has given Idearc written notice. Idearc further agrees to remove from its compilation and not publish in any future directories any such listings that Idearc has been advised are, or have become, Listing Information for Non-Listed Subscribers in the records of the TOCs.
          5.4 Confidentiality. Idearc shall maintain in confidence all Listing Information for Non-Listed Subscribers (“Confidential Information”) and shall not disclose such information to any third party except to those of its employees and contractors as necessary in connection with Idearc’s activities as contemplated by this Agreement. In maintaining the confidentiality of Confidential Information, Idearc shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Idearc shall ensure that each of its employees and contractors holds in confidence and makes no use of the Confidential Information for any purpose other than those permitted under this Agreement or otherwise required by law.

          5.5 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) Idearc is required to disclose information by order or regulation of a governmental agency, stock exchange, or a court of competent jurisdiction; provided, however, that Idearc shall not make any such disclosure without first notifying the TOCs (when legally permissible) and allowing the TOCs a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure or (ii) Idearc can demonstrate that (a) the disclosed information was at the time of such disclosure to Idearc already in (or thereafter enters) the public domain other than as a result of actions of Idearc or its employees and contractors in violation hereof; or (b) the disclosed information was received by Idearc on an unrestricted basis from a source unrelated to the TOCs and not under a duty of confidentiality to the TOCs.
          5.6 Injunctive Relief. Idearc acknowledges and confirms that the Confidential Information constitutes proprietary information or trade secrets valuable to the TOCs, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall be presumed to cause irreparable injury to the TOCs. Idearc acknowledges that monetary damages is not a sufficient remedy for unauthorized disclosure of Confidential Information and that the TOCs shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.
ARTICLE 6
WARRANTIES AND INDEMNIFICATION
          6.1 Representation and Warranty. The TOCs represent and warrant to Idearc that they are authorized to grant to Idearc the rights granted hereunder and that Idearc’s exercise of the rights granted hereunder will not infringe any copyright or, to the knowledge of the TOCs, any other proprietary right of any person or entity.
          6.2 Disclaimer/Limitation of Liability. The TOCs will use reasonable efforts to ensure the accuracy of the Listing Information and will correct inaccurate information for their subscribers at their expense promptly upon receipt of notification of any inaccuracies and provide such corrected Listing Information to Idearc with the next order by Idearc of the applicable Listing Information. NOTWITHSTANDING THE FOREGOING, ALL LISTING INFORMATION IS PROVIDED BY THE TOCS “AS IS” WITH ALL FAULTS. THE TOCS MAKE ABSOLUTELY NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER REGARDING THE COMPLETENESS OF LISTING INFORMATION OR THE TECHNICAL QUALITY OF THE DATA TRANSMISSION, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE TOCS’ LIABILITY FOR ERRORS, DEVIATIONS, OR OMISSIONS IN THE LISTING INFORMATION FURNISHED TO IDEARC, OR FOR ANY FAILURE BY THE TOCS TO DELIVER SUCH LISTING INFORMATION, SHALL BE LIMITED TO A CREDIT OR REFUND OF THE CHARGES PAID FOR THE DATA OMITTED IN ERROR, SUBJECT TO THE TOCS’ INDEMNIFICATION OBLIGATION DESCRIBED IN SECTION 6.4.

          6.3 Indemnification by Idearc. Idearc shall indemnify and hold harmless the TOCs and their officers, directors, shareholders, employees and contractors from and against any claims, actions, demands, suits, causes of action, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of any breach by Idearc of any of its obligations under this Agreement, including, but not limited to, claims made by third parties based on the disclosure or publication of Non-Listed Subscriber Information.
          6.4 Indemnification by the TOCs. The TOCs shall indemnify and hold harmless Idearc and its officers, directors, shareholders, employees and contractors from and against any Losses arising out of any breach by the TOCs of their representations and warranties under Section 6.1.
ARTICLE 7
RISK ALLOCATION
          7.1 Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT FOR CLAIMS FOR INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES SUFFERED BY SUCH OTHER PARTY (INCLUDING, WITHOUT LIMITATION, DAMAGES SUFFERED FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS SUFFERED BY SUCH OTHER PARTY TO THE EXTENT COMPRISING INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF ANY KIND WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE PARTY KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT.
ARTICLE 8
TERM AND TERMINATION
          8.1 Term. This Agreement will become effective on the Effective Time, and will be coterminous with the Publishing Agreement.
          8.2 Government Approval. If under applicable law, this Agreement or notice thereof must be filed with, and/or approved by a governmental entity, including but not limited to a state public utility commission, this Agreement shall not become effective with respect to the jurisdiction having such requirements until such filing and/or approval have occurred.
          8.3 Other Termination. Either party may terminate this Agreement:
(i) On prior written notice if the other party materially breaches this Agreement and the breach continues without cure for thirty (30) days following notice of such breach; or

(ii) Upon the Bankruptcy or dissolution of the other party.
          8.4 Upon Termination. The rights and obligations of the TOCs and Idearc under Section 2.3, and Articles 4 — 9 hereof, and Idearc’s obligation to pay fees accrued prior to termination, will survive termination of this Agreement. Following termination of this Agreement, Idearc shall have no further rights to use the Listing Information and shall return all Listing Information to the TOCs.
ARTICLE 9
MISCELLANEOUS
     9.1 Notices. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) upon machine-generated confirmation of facsimile receipt, and (ii) upon receipt when sent by overnight delivery to the following addresses:
The TOCs:
FairPoint Communications, Inc.
521 E. Morehead St., Ste. 250
Charlotte, NC 28202
Facsimile: 704.344.1594
Attn: Peter G. Nixon
          Chief Operating Officer
and
FairPoint Communications, Inc.
521 E. Morehead St., Ste. 250
Charlotte, NC 28202
Facsimile: 704.344.1594
Attn: Shirley J. Linn
          Executive Vice President and General Counsel
With a copy to (which shall not constitute notice):
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Facsimile No.: (212) 230-7700
Attn: Thomas E. Kruger
Idearc:
Name: Idearc Media Corp.
Address: 2200 West Airfield Drive
               P.O. Box 619810
               D/FW Airport, Texas 75261-9810
Attn: General Counsel
Tel: (972)453-7920Fax: (972) 453-6829

The foregoing notice data may be changed at any time by written notice to the other party.
          9.2 Entire Agreement. This Agreement and the agreements referred to herein contain the entire understanding of the parties regarding the subject matter hereof, and supersede any and all prior written and oral communications to the extent that they related in any way to the subject matter hereof. This Agreement may not be amended or modified orally, nor any of its terms waived, except in a writing signed by duly authorized representatives of both Idearc and the TOCs.
          9.3 Compliance with Laws. Each party shall comply with all applicable federal, state, county and local laws, ordinances, regulations, rules and codes in the performance of this Agreement. This Agreement, and any amendments to this Agreement, shall be contingent on securing all necessary or applicable approvals from all appropriate regulatory agencies. Neither party shall be liable to the other for termination of this Agreement or any Listing Information Products to be provided hereunder necessitated by compliance with any law, rule, regulation or court order of a duly authorized governmental body. If a duly authorized governmental body requires the Listing Information and/or license rights granted hereunder to be provided under tariff, such tariff, when approved and effective, shall supersede the terms of this Agreement. The TOCs will promptly notify Idearc of any tariffing requirements if and when the TOCs are advised of any such tariffing requirements.
          9.4 Waiver. No failure of or delay by either party hereto in exercising any right or power hereunder will operate as a waiver thereof or of any other or subsequent right or power, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.
          9.5 Successors and Assigns. This Agreement will be binding upon, and shall inure to the benefit of, the TOCs and Idearc and their respective successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, to any party other than (i) an affiliate that is wholly owned, directly or indirectly, by the parent company of such party, and (ii) in connection with a permitted assignment of the Publishing Agreement, and any such attempted assignment will be null and void.
          9.6 Severability. The invalidity or unenforceability of any provision hereunder will not affect the validity or enforceability of any other provision hereunder.
          9.7 Headings; Exhibits. The headings in this Agreement are for convenience only and will not be construed to define or limit any terms herein or otherwise affect the meaning or interpretation of this Agreement. All Exhibits attached hereto are herein incorporated by reference and made part of this Agreement.

          9.8 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one instrument.
          9.9 Force Majeure. Neither party will be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control such as acts of God, acts of civil or military authorities, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts, volcanic action, other major environmental disturbances, inability to secure products or services from other persons or facilities, or acts or omissions of common carriers.
          9.10 Choice of Law. This Agreement will be governed by and construed under the laws of the State of New York without regard for its choice of law principles. The parties hereby consent to be subject to the exclusive jurisdiction of federal and state courts located in New York for purposes of enforcing this Agreement.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

IDEARC MEDIA CORP.

By:	/s/ Frank P. [illegible]

Name:

Title:

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith

Name:	STEPHEN E. SMITH
Title:	VICE PRESIDENT

NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC

By:	/s/ Stephen E. Smith

Name:	STEPHEN E. SMITH
Title:	VICE PRESIDENT

TELEPHONE OPERATING COMPANY OF VERMONT LLC

By:	/s/ Stephen E. Smith

Name:	STEPHEN E. SMITH
Title:	VICE PRESIDENT
Signature Page to Listings License Agreement

Explanatory Note Regarding Exhibits
The following exhibits were omitted pursuant to Item 601 (b)(2) of Regulation S-K. FairPoint agrees to furnish a copy of the omitted exhibits to the SEC upon request.
Listing License Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.
• Exhibit A — Listing Information Products
• Exhibit B — License Fees